Catalyst Funds.

Amendment Number 11 to the Investment Company Services Agreement

On behalf of its series,

 Listed Private Equity Plus Fund

This Amendment Number 11, dated December 31, 2009 to Investment Company Services Agreement ("Agreement") dated April 28, 2006 between the Catalyst Funds, an Ohio Business Trust and Matrix Capital Group, a New York Corporation, is adopted to provide the following:

Schedule B of the Agreement is hereby amended to provide for the following fee for the Listed Private Equity Plus Fund.

Annual per Fund Fee of:

$20,000 PLUS an asset based fee that declines as the aggregate assets of the Fund increase:

0.250% of the Fund’s assets from $0 to $50,000,000
0.200% of the Fund’s assets from $50,000,000 to $100,000,000
0.150% of the Fund’s assets from $100,000,000 to $200,000,000

0.100% of the Fund’s assets from $200,000,000 and above

Compliance Services – per Fund	$ 12,000

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

/s/ Jerry Szilagyi

Jerry Szilagyi, Trustee

Catalyst Funds

/s/ Christopher F. Anci

Christopher F. Anci, President

Matrix Capital Group, Inc.